RISK ALLOCATION, CONSULTING AND SERVICES AGREEMENT

THIS RISK ALLOCATION, CONSULTING AND SERVICES AGREEMENT is made as of the 1st day of April, 2008 by and between SNODDY MANAGEMENT, INC. a Florida corporation, with an address at 21304 Powerline Road, Suite 204, Boca Raton, Florida 33433 ("SMI") and DYNAMIC MATERIALS CORPORATION, a Delaware corporation with an address at 1138 Industrial Park Drive, Mt. Braddock, Pennsylvania 15465 ("DMC").

WITNESS:

WHEREAS, DMC intends to enter into a License Agreement with Coolspring Stone Supply Company, Inc. ("Coolspring Stone") permitting a certain portion) of property used by Coolspring Stone in its mining and quarry operations to be used by DMC for its explosion bonding operations; and

WHEREAS, Coolspring Stone is wholly-owned by William R. Snoddy ("Snoddy"); and

WHEREAS, the License Agreement provides for compensation to be paid for the fair value of the use of the property by DMC under the License Agreement; and

WHEREAS, the explosion bonding operations and related activities to be conducted by DMC pose additional risks to the business, operations and profitability of Coolspring Stone that would be suffered by Snoddy, as the owner of Coolspring Stone, but would not be compensated by the payments under the License Agreement: and

WHEREAS, the parties hererto acknowledge the existence of the risk of the DMC operations to the profits and economic returns that could be received by William R. Snoddy; and

WHEREAS, the operations and activities to be conducted by DMC require coordination with the operations and activities of Coolspring Stone in order to minimize the risk of interruption to or curtailment of their respective operations; and

WHEREAS, SMI is a Florida entity that is wholly-owned by Snoddy; and

WHEREAS, DMC has requested SMI to provide to it certain services to facilitate and assist its operations and to minimize the risk of interruption and impairment of Coolspring Stone's operations, and the parties hereto have agreed upon a payment to compensate for the services and the risk to the profits receivable by Snoddy; and

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Basis for Agreement. The parties hereto acknowledge that the explosion bonding operations to be conducted by DMC in a portion of Coolspring Mine No. 1 pose a risk to the operations of Coolspring Stone and could result in the cessation, curtailment, interruption or suspension of the business and operations of Coolspring Stone. The result of such events would be a loss of sales by Coolspring Stone and a corresponding loss of profits and income to Snoddy. The effects of lost sales resulting from a curtailment or cessation of operations have a disproportionately negative impact on the profitability and income received by Snoddy because (a) lost

sales result in a loss of royalty payments equal to 4-6% of each sale but a loss of income to Coolspring Stone equal to 94-96% of each sale; and (b) any minerals not mined as a result of curtailment or cessation of operations remain available, without cost, for subsequent sale or lease (and generation of royalty payments) but during periods of curtailment or cessation, Coolspring Stone is nevertheless required to maintain and pay fixed cost obligations for its equipment, employees, insurance, mine maintenance, permit requirements and similar expenditures Payments provided for under the License Agreement compensate for the use of the property but do not compensate for the risk of curtailed operations or the loss of profits and income. The parties hereto have determined and agree that it is difficult to predict the likelihood, duration or specific consequences of any curtailment or cessation of operations or to quantify the resulting amount of the potential lost income and profitability and that it is not practical to obtain business loss or other insurance to cover the risks and its consequences to Snoddy. Accordingly, the parties have determined to enter in this Agreement to provide for a reasonably estimated payment to compensate for the additional and different risk imposed on the operations of Coolspring Stone and risk of lost income and profit by Snoddy, and to provide for the provision of consulting and services to facilitate and assist DMC in its operations and minimize the risk of interruption and impairment of Coolspring Stone's operations.

2. Compensation. Beginning as of April 1, 2008 and each year thereafter that this Agreement is in effect, DMC shall pay to SMI the annual sum of [redacted] payable quarterly in advance in equal installments of [redacted] each on or before the first day of April, July, October and January of each year that this Agreement

is in effect; provided that the annual amount payable as compensation for services shall be increased every three (3) years by the amount of the increase in the Consumer Price Index.

In this Paragraph:

(1) **"Base Year"** means the full calendar year preceding the date of this Agreement (i.e. 2007);

(2) "**Consumer Price Index**" means the consumer price Index published by the Bureau of Labor Statistics of the United States Department of Labor, Pittsburgh-Beaver Valley, PA, All Items and Major Group Figures for Urban Wage Earners and Clerical Workers (1982-84 = 100); and

(3) **"Consumer Price Index for the Base Year"** means the average of the monthly price indexes for each of the twelve (12) months of the base year.

Beginning with the payment due in April 2011, and every three (3) years thereafter that this Agreement is in effect (i.e., 2014, 2017, 2020 and so on), the amount of the annual compensation shall be increased by the same percentage that the Consumer Price Index for the immediately preceding year (i.e., 2010, 2013, 2106 and so on) exceeds the Consumer Price Index for the Base Year. By way of illustration, the annual payment due in each of the three years in the period from April 20110 through March 2014 shall be [redacted] increased by a percentage amount equal to the percentage by which the Consumer Price Index for 2010 exceeds the Consumer Price Index for the Base Year of 2007, and beginning in April 2014, the annual amount payable in each of the three years in the period April 2014 through March 2017 shall be [redacted] increased by a percentage amount equal to the percentage by which the

Consumer Price Index for 2013 exceeds the Consumer Price Index for the Base Year of 2007.

All payments shall be made to the address of SMI set forth in the preamble above, or such other address as shall be provided from time to time by SMI.

3. Services. SMI agrees to provide to DMC consulting and advice services relating to DMC's operations and activities under the License Agreement, as requested by DMC. The services shall include but not be limited to: a) coordination of communications, scheduling, notices, reports and information between Coolspring Stone and DMC relating to their respective operations and activities; b) contact, communications, liaison services and facilitating relations with local governmental and public officials; c) information and advice with respect to permit requirements applicable to the operations and activities within Coolspring Mine No. 1 and the adjoining mines and areas, and coordination of the requirements of the permits required and obtained by DMC and Coolspring Stone, respectively; d) coordination of the respective activities of all users of Coolspring Mine No. 1, including DMC, Coolspring Stone, haulers and trucking firms and coordination of deliveries, shipping, hauling, equipment delivery and renewal and inspections; f) advice and coordination of insurance requirements and any claims processing; g) coordination of billing and collection for all fees and charges including equipment usage and utility reimbursement charges; and h) such other consultation and services as shall arise or be requested by DMC from time to time.

4. Term. The term of this Agreement shall be twenty (20) years, commencing as of April 1, 2008 and ending on March 31, 2028 (the "Term").

5. DMC's Right To Terminate the Agreement. The parties agree that this Agreement may be terminated by DMC at any time, on written notice to SMI, in the event that DMC has completely and permanently ceased operations at the Coolspring Mine No. 1 as a result of (x) the expiration of the License Agreement, (y) an order or action taken by a governmental entity; or (z) the exercise by DMC of any right to terminate the License Agreement in accordance with the provisions thereof and, as a consequence, no longer requires the services being provided pursuant to this Agreement; provided that as of the effective date of such termination by DMC, DMC has paid all accrued compensation payments to SMI.

6. Other Terminations of the Agreement.

(a) If the Agreement is not sooner terminated as provided herein, this Agreement shall terminate at the expiration of the Term unless it is extended by the mutual agreement of the parties in writing.

(b) This Agreement may be terminated at any time by mutual agreement of the parties; provided that as of such termination, DMC has paid to SMI all amounts required by Section 3 through the date of termination.

7. Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings. The provisions of this Agreement may be modified, waived or discharged except by an instrument in writing signed by both parties.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9. Applicable Law. The law of the Commonwealth of Pennsylvania shall govern the validity, performance and enforcement of this Agreement.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

SNODDY MANAGEMENT, INC.

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DYNAMIC MATERIALS CORPORATION

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Senior Vice President & CFO